99.2

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Report of Independent Accountants

To the Board of Directors and Shareholder of Bank of America, N.A.

We have examined management's assertion concerning the mortgage division of Bank of America, N.A.'s (the "Company"), an operating division of Bank of America, N.A., compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2004 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004 is fairly stated, in all material respects.



By: /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
March 11, 2005









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Bank of America logo here
Bank of America
475 CrossPoint Parkway
PO Box 9000
Getzville, NY 14068-9000

Exhibit I

Management's Assertion Concerning Compliance with USAP Minimum Servicing Standards

March 11, 2005

As of and for the year ended December 31, 2004, Bank of America, N.A (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, ("USAP").

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policy in the amounts of $325,000,000 and $180,000,000 respectively.


/s/:  Floyd S. Robinson
      Floyd S. Robinson
      Senior Vice President
      President Consumer Real Estate
      Bank of America, N.A

/s/:  Mike Kula
      Mike Kula
      Senior Vice President
      Finance Executive
      Bank of America, N.A

/s/:  J. Mark Hanson
      J. Mark Hanson
      Senior Vice President
      Bank of America, N.A

/s/:  J. Mark Hanson
      J. Mark Hanson
      Senior Vice President
      Bank of America, N.A

/s/:  H. Randall Chestnut
      H. Randall Chestnut
      Senior Vice President
      Bank of America, N.A

/s/:  Robert Caruso
      Robert Caruso
      Senior Vice President
      National Servicing Executive
      Bank of America, N.A